Exhibit 99.1

Contact: Richard H. Irving, III

Senior Vice President,

General Counsel &

Secretary

Tele. 503.653.4569

Release: Immediately

BLOUNT INTERNATIONAL ANNOUNCES AMENDMENT TO CHAIRMAN AND CHIEF EXECUTIVE OFFICER’S EMPLOYMENT AGREEMENT

PORTLAND, OR October 22, 2007. Blount International, Inc. [NYSE: “BLT”] (“Blount” or the “Corporation”) announced today that the Compensation Committee of its Board of Directors has approved the execution and delivery of an Amended and Restated Employment Agreement for Chairman and Chief Executive Officer James S. Osterman. The new agreement, among other things, extends Mr. Osterman’s term of employment through January 3, 2010 from the previous date of December 31, 2007.

Commenting on the amendment, Elliot Fried, Lead Director, stated: “The Board of Directors is pleased that Jim has decided to remain on as Chairman and CEO of Blount. Jim has been responsible for much of the Corporation’s success in the past and we are excited that he will be available to lead the Corporation for an additional two years.”

Mr. Osterman, 69, has worked for Blount or one of its predecessors for over 48 years, including as President of the Oregon Cutting Systems Division from 1987 to 1997, and as President of the Outdoor Products Group from 1997 to 2002. He was elected Director and Chief Executive Officer of the Corporation in 2002 and has served as Chairman of the Board since 2005. Mr. Osterman also serves as non-employee Chairman and director of Cascade Corporation, a publicly-traded company located in Portland, Oregon.

Blount International, Inc. is a diversified international company operating in two principal business segments: Outdoor Products and Industrial and Power Equipment. Blount sells its products in more than 100 countries around the world. For more information about Blount, please visit our website at http://www.blount.com.